SAMSON OIL & GAS LIMITED TO COMMENCE VOLUNTARY ADMINISTRATION

Denver September 2, 2020; Perth September 3, 2020

Samson Oil & Gas Limited ("Samson" or the "Company") advises that the Company's Board of Directors has approved the appointment of Adams Paul Nikitins and Samuel John Freeman of EY, Level 23 Exhibition Street, Melbourne VIC 3000 as joint and several administrators (the "Administrators") of the Company. The Board of Directors will resign and, pursuant to Australian law, the Administrators will take control of the affairs and business of the Company. The Board of Directors adopted the voluntary plan of administration based on its determination that the Company is likely to become Insolvent within the meaning of section 436A(1) of the Corporations Act 2001 (Cth).

The Company's financial position and likely insolvency in the future are the result of the failure of the Company and its wholly owned subsidiary, Samson Oil and Gas USA, Inc. ("Samson USA"), to perform certain covenants contained in the Credit Agreement dated April 9, 2019 between AEP I FINCO LLC (as Lender and Administrative Agent) ("Anvil") and Samson USA. On May 8, 2020, Anvil delivered a notice of default to Samson USA and the Company indicating widespread default as primary obligor under the Credit Agreement. A number of factors combined to make the voluntary plan of administration necessary and advisable, including the Company's failure to cure the existing defaults under the Credit Agreement, the depressed market prices for oil and gas and the current valuation of its assets being below the amounts owed to Anvil.

In Australia, voluntary administration is a process whereby an insolvent company is placed in the hands of one or more independent administrators whose role is to investigate the company's affairs, to report to creditors and to recommend to creditors whether the company should enter into a Deed of Company Arrangement, Liquidation or be returned to the Board of Directors.

SAMSON OIL & GAS LIMITED

For further information please contact, Tristan Farel, CEO on 303 524 3366 (US office)

TRISTAN FAREL
Managing Director

Statements made in this press release that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “anticipate”, “should” or “will.”  Actual events results may differ materially from those predicted or projected in any forward-looking statement.  There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including the risk that the sale of Samson USA to Anvil will not occur as planned.  A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the Company's reports to the U.S. Securities and Exchange Commission on Forms 10-K and 10-Q, which are available at   www.sec.gov/edgar/searchedgar/webusers.htm .